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                                April 16, 1998


HF FINANCIAL CORP.                                                EXHIBIT 5.1
225 South Main Avenue
Sioux Falls, SD   57102


     Re:  HF Financial Corp. 1991 Stock Option and Incentive Plan
          Registration Statement on Form S-8


Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of 250,000 additional Shares ("Shares") of the Common Stock, $.01 par value per share ("Common Stock"), of HF Financial Corp. ("Company"), which may be issued upon the exercise of options granted under the HF Financial Corp. 1991 Stock Option and Incentive Plan ("Plan"). We have examined such documents, certificates, and records as we considered necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

     We understand that this opinion is to be used in connection with the Registration Statement and hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Gray, Plant, Mooty
                                               Mooty & Bennett, P.A.


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